TO THE SECRETARY OF
AMERICAN ENTERPRISE LIFE INSURANCE COMPANY

By Resolution received by the Secretary on July 15, 1987, the Board of Directors of American Enterprise Life Insurance Company:

         RESOLVED, That American Enterprise Life Insurance Company, pursuant to the provisions of Section 27-1-51 Section 1 Class 1(c) of the Indiana Insurance Code, established a separate account designated American Enterprise Variable Annuity Account, to be used for the Corporation's Variable Annuity contracts; and

         RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to establish such subaccounts and/or investment divisions of the Account in the future as they determine to be appropriate; and

         RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to accomplish all filings, including registration statements and applications for exemptive relief from provisions of the securities laws as they deem necessary to carry the foregoing into effect.

As Vice President of American Enterprise Life Insurance Company, I hereby establish, in accordance with the above resolutions and pursuant to authority granted by the Board of Directors, 12 additional subaccounts within the separate account. Two of each such subaccounts will invest in the following portfolios:

AXP(R) Variable Portfolio - Emerging Markets Fund
AXP(R) Variable Portfolio - S&P 500 Index Fund
Galaxy VIP Columbia High Yield Fund II
Janus Aspen Series Aggressive Growth Portfolio: Service Shares
Janus Aspen Series Global Technology Portfolio: Service Shares
Janus Aspen Series Growth Portfolio: Service Shares

In accordance with the above resolutions and pursuant to authority granted by the Board of Directors of American Enterprise Life Insurance Company, the Unit Investment Trust comprised of American Enterprise Variable Annuity Account is hereby reconstituted to include the twelve new subaccounts listed above.

                                          Received by the Assistant Secretary:


/s/ Lorraine R. Hart                      /s/ Mary Ellyn Minenko
---------------------                     ----------------------
    Lorraine R. Hart                          Mary Ellyn Minenko



                                          Date: September 29, 2000